Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated December 10, 2004 on the consolidated balance sheet of XETA Technologies, Inc. as of October 31, 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended October 31, 2004, accompanying the consolidated financial statements included in the Annual Report of Xeta Technologies, Inc. on Form 10-K/A for the year ended October 31, 2005.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Xeta Technologies, Inc. on Forms S-8 (File No. 033-62173, File No. 333-44544, and File No. 333-116745).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
February 24, 2006